Exhibit 5.1
[Form of Opinion of Bennett Jones LLP]
[Bennett Jones LLP Letterhead]
                           [    ], 2008
Precision Drilling Trust
4200, 150-6th Avenue S.W.
Calgary, Alberta, Canada T2P 3Y7
Re:    Agreement and Plan of Merger (the “Merger Agreement”) dated as of August 24, 2008 by and between Precision Drilling Trust, Grey Wolf, Inc., Precision Drilling Corporation and Precision Lobos Corporation
We have acted as counsel to Precision Drilling Trust, an Alberta unincorporated open-ended investment trust (“Precision”), in connection with the Registration Statement on Form F-4 (the “Registration Statement”) (Registration No. [    ]-     ) filed by Precision with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the proposed issuance by Precision of trust units (the “Units”), in connection with the merger (the “Merger”) contemplated by the Merger Agreement. Upon consummation of the Merger, each shareholder of Grey Wolf, Inc., a Texas corporation (“Grey Wolf”), will be entitled to receive, in exchange for each share of Grey Wolf common stock owned by such shareholder immediately prior to the Merger, at the option of the shareholder: (a) 0.4225 Units, plus cash in lieu of any fractional units; or (b) US$9.02 in cash, subject to proration and all as more fully described in the Registration Statement. This opinion is being delivered in connection with the Registration Statement, to which this opinion appears as an exhibit.
We have examined the Registration Statement and the Merger Agreement, which has been filed with the Commission as an annex to the Registration Statement. We also have examined the originals, or duplicate, certified, conformed, telecopied or photostatic copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion. With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers and representatives of Precision.
In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies and the authenticity of the originals of such latter documents.
Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when the Units shall have been issued in accordance with the terms of the Merger Agreement, the Units will be validly issued, fully paid and non-assessable.
This opinion is based upon and limited to the laws of the Province of Alberta and the laws of Canada applicable therein.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the proxy statement/prospectus included in the Registration Statement.
Yours very truly,